UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Ivy Funds

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April 1, 2021

Dear Fellow Shareholder:
I am pleased to report that all of the Waddell & Reed (“Ivy Funds”) have passed the election of trustee proposal related to the first meeting of the Special Joint Meetings of Shareholders and seventy-nine (79) of the eighty-three (83) Ivy Funds have passed all meeting agenda proposals related to the second meeting of the Special Joint Meetings of Shareholders.  The four remaining Ivy Funds have been adjourned until April 23, 2021 in connection with the second meeting including proposal 1, the investment advisory agreement, and proposal 2, the manager of managers proposal. Historically, funds that are primarily owned by retail investors have a slower ascent to reaching the vote requirement threshold, making it critical for shareholders with smaller positions to vote. Please take a few minutes to participate in voting by signing, dating, and mailing your proxy card in the enclosed postage-paid envelope.

As of April 1st, greater than 94% of shares cast by Ivy Fund shareholders have voted FOR the proposals, but we need additional votes for the proposals to pass. Please join your fellow investors who have voted and take advantage of your right to vote.

Additionally, Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”), two of the world’s leading providers of corporate governance oversight, reviewed and analyzed your Fund’s meeting agenda. Both ISS and GL issued a FOR recommendation on both proposals.

Shareholder Meeting Will Reconvene on April 23, 2021
The Special Joint Meeting of Shareholders has been adjourned until April 23, 2021. As of today, we have not received your proxy vote. No matter the size of your investment, it is important that you sign, date, and mail your proxy card in the postage paid envelope or follow the instructions above to vote by internet or phone.

Please continue to stay safe and healthy and thank you in advance for voting.

Philip J. Sanders
President
WDRIF-A1-042321